Concord Milestone Plus, L.P.
200 Congress Park Drive
Suite 205
Delray Beach, Florida 33445

November 9, 2005

Dear Investor:

On October 13, 2005, Sutter Opportunity Fund 3, LLC, Sutter Opportunity Fund 3 Tax Exempt, LLC, MPF-NY 2005, LLC, MPF Dewaay Premier Fund 2, LLC, MPF Flagship Fund 10, LLC, MP Value Fund 8, LLC, MP Falcon Fund, LLC, MPF Blue Ridge Fund I, LLC, MPF Blue Ridge Fund II, LLC, MacKenzie Patterson Special Fund 7, LLC, MacKenzie Patterson Special Fund 6, LLC, MPF Dewaay Fund 3, LLC, MPF Dewaay Fund 4, LLC, MPF Dewaay Premier Fund, LLC, MP Income Fund 16, LLC, MPF Income Fund 21, LLC, MPF Income Fund 22, LLC, MPF Income Fund 23, LLC, MPF Flagship Fund 9, LLC, MPF Flagship Fund 11, LLC, MP Value Fund 7, LLC, MP Value Fund 5, LLC, MP Falcon Growth Fund 2, LLC, and MacKenzie Patterson Fuller, Inc. (collectively, the "Purchasers") disclosed in a Tender Offer Statement on Schedule TO an offer (the "Tender Offer") to purchase any and/or all of the outstanding Equity Units of Limited Partnership Interest of Concord Milestone Plus, L.P. (the "Partnership"), each of which is comprised of one Class A Interest and One Class B Interest (an "Equity Unit"), for a purchase price of $4.00 per Equity Unit. The Partnership has determined to remain neutral as to the Tender Offer and is expressing no opinion as to whether you should accept or reject the Tender Offer.

Enclosed please find the Schedule 14D-9 without the exhibits filed by the Partnership with the Securities and Exchange Commission on November 9, 2005 (the "14D-9") in response to the Tender Offer. The 14D-9 contains certain information about: (a) the Partnership and Equity Units; (b) the Purchasers; (c) any actual or potential conflicts of interest between the Partnership or its affiliates and (i) the Partnership's affiliates, executive officers and directors and (ii) the Purchasers and its executive officers, directors or affiliates; (d) the recommendation of the Partnership, including its reasons for remaining neutral; and (e) additional information regarding the Tender Offer.

You are urged to read all the materials carefully, including the Tender Offer materials sent by the Purchasers, and consider all the factors set forth therein before making a decision with respect to the Tender Offer.

Sincerely, CM PLUS CORPORATION, General Partner /s/ Leonard S. Mandor Leonard S. Mandor President